As filed with the Securities and Exchange Commission on September 17, 2013

No. 333-189516

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective AMENDMENT NO.1

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ONCOSEC MEDICAL INCORPORATED

(Exact name of registrant as specified in its charter)

Nevada	3841	98-0573252
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9810 Summers Ridge Road, Suite 110

San Diego, CA 92121

(855) 662-6732

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Punit Dhillon

President and Chief Executive Officer

9810 Summers Ridge Road, Suite 110

San Diego, CA 92121

(855) 662-6732

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Steven G. Rowles, Esq.

Matthew Steiner, Esq.

Morrison & Foerster LLP

12531 High Bluff Drive, Suite 100

San Diego, California 92130

(858) 720-5100

Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 (File No. 333-189516) filed by OncoSec Medical Incorporated and declared effective by the Securities and Exchange Commission on September 13, 2013, is being filed pursuant to Rule 462(d) for the sole purpose of filing a revised Exhibit 5.1 to such registration statement.  This Amendment does not modify any provision of Part I or Part II of such registration statement other than the information under the heading “Exhibits” in Item 16 of Part II thereof and the related Exhibit Index, which are amended and restated in full as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules

Exhibits

The following exhibits are being filed with this registration statement on Form S-1.

Exhibit Number	Description of Exhibit
3.1	Certificate of Incorporation of Netventory Solutions, Inc. (incorporated by reference to our Registration Statement on Form S-1, filed on September 3, 2008)

3.2	Amended and Restated Bylaws (incorporated by reference to our Current Report on Form 8-K, filed on March 6, 2012)

3.3	Articles of Merger dated February 9, 2011 (incorporated by reference to our Current Report on Form 8-K, filed on March 3, 2011)

3.4	Certificate of Change dated February 9, 2011 (incorporated by reference to our Current Report on Form 8-K, filed on March 3, 2011)

3.5	Certificate of Correction dated March 9, 2011 (incorporated by reference to our Current Report on Form 8-K, filed on March 14, 2011)

4.1++	Form of Common Stock Purchase Warrant

5.1	Opinion of McDonald Carano Wilson LLP (filed herewith)

10.1*

Asset Purchase Agreement, dated March 14, 2011, by and between OncoSec Medical Incorporated and Inovio Pharmaceuticals, Inc. (incorporated by reference to our Quarterly Report on Form 10-Q, filed on June 14, 2011)

10.2*

Cross-License Agreement, dated March 24, 2011 by and between OncoSec Medical Incorporated and Inovio Pharmaceuticals, Inc. (incorporated by reference to our Quarterly Report on Form 10-Q, filed on June 14, 2011)

10.3#	Employment Agreement with Punit Dhillon dated May 18, 2011 (incorporated by reference to our Quarterly Report on Form 10-Q, filed on June 14, 2011)

10.4#	Employment Agreement with Veronica Vallejo dated May 18, 2011 (incorporated by reference to our Quarterly Report on Form 10-Q, filed on June 14, 2011)

10.5#

Amendment No. 1 to Employment Agreement, dated August 2, 2013, by and between OncoSec Medical Incorporated and Veronica Vallejo (incorporated by reference to our Current Report on Form 8-K, filed on August 8, 2013)

10.6	Form of Private Placement Subscription Agreement (incorporated by reference to our Current Report on Form 8-K, filed on March 24, 2011)

10.7	Form of Share Purchase Warrant (incorporated by reference to our Current Report on Form 8-K, filed on March 24, 2011)

10.8

Securities Purchase Agreement, dated June 21, 2011, by and among OncoSec Medical Incorporated and the purchasers identified therein (incorporated by reference to our Registration Statement on Form S-1/A, filed on September 6, 2011, File No. 333-175779)

10.9

Form of Registration Rights Agreement, dated June 24, 2011, by and among OncoSec Medical Incorporated and the purchasers identified therein (incorporated by reference to our Current Report on Form 8-K, filed on June 27, 2011)

10.10

Placement Agent Agreement between Rodman & Renshaw and OncoSec Medical Incorporated dated June 1, 2011, as amended on June 21, 2011 (incorporated by reference to our Registration Statement on Form S-1/A, filed on October 11, 2011, File No. 333-175779)

10.11

Consulting Agreement between Vista Partners LLC and OncoSec Medical Incorporated dated April 27, 2011, as amended on June 6, 2011 (incorporated by reference to our Registration Statement on Form S-1/A, filed on September 6, 2011, File No. 333-175779)

10.12

Amendment to Asset Purchase Agreement, dated September 28, 2011, by and between OncoSec Medical Incorporated and Inovio Pharmaceuticals, Inc. (incorporated by reference to our Current Report on Form 8-K, filed on October 3, 2011)

10.13	Form of Series A Warrant (incorporated by reference to our Current Report on Form 8-K, filed on June 27, 2011)

10.14	Form of Series B Warrant (incorporated by reference to our Current Report on Form 8-K, filed on June 27, 2011)

10.15	Form of Series C Warrant (incorporated by reference to our Current Report on Form 8-K, filed on June 27, 2011)

10.16	Share Purchase Warrant (incorporated by reference to our Current Report on Form 8-K filed on October 3, 2011)

10.17

Placement Agent Agreement between Rodman & Renshaw and OncoSec Medical Incorporated dated January 23, 2012 (incorporated by reference to our Registration Statement on Form S-1, filed on January 24, 2012, File No. 333-179146)

10.18	Form of Securities Purchase Agreement (incorporated by reference to our Registration Statement on Form S-1/A, filed on March 12, 2012, File No. 333-179146)

10.19	Form of Common Stock Purchase Warrant (incorporated by reference to our Registration Statement on Form S-1/A, filed on March 12, 2012, File No. 333-179146)

10.20	Amendment Agreement to Placement Agent Agreement, dated March 12, 2012 (incorporated by reference to our Registration Statement on Form S-1/A, filed on March 12, 2012, File No. 333-179146)

10.21	Form of Common Stock Purchase Warrant (incorporated by reference to our Current Report on Form 8-K, filed on March 29, 2012)

10.22

Securities Purchase Agreement, dated March 23, 2012, by and among Oncosec Medical Incorporated and each purchaser identified on the signature pages thereto (incorporated by reference to our Current Report on Form 8-K, filed on March 29, 2012)

10.23

Second Amendment to Asset Purchase Agreement, dated March 24, 2012, by and between OncoSec Medical Incorporated and Inovio Pharmaceuticals, Inc. (incorporated by reference to our Current Report on Form 8-K, filed on March 29, 2012)

10.24	Common Stock Purchase Warrant (issued to Inovio Pharmaceuticals on March 24, 2012) (incorporated by reference to our Current Report on Form 8-K, filed on March 29, 2012)

10.25

Placement Agent Agreement, dated November 16, 2012, between Dawson James Securities, Inc. and OncoSec Medical Incorporated (incorporated by reference to our Registration Statement on Form S-1/A, filed on November 19, 2012, File No. 333-183544)

10.26	Form of Securities Purchase Agreement (incorporated by reference to our Current Report on Form 8-K, filed on December 19, 2012)

10.27	Form of Common Stock Purchase Warrant (incorporated by reference to our Current Report on Form 8-K, filed on December 19, 2012)

10.28

Standard Industrial Lease, dated May 31, 2013, by and between OncoSec Medical Incorporated and H.G. Fenton Property Company (incorporated by reference to our Current Report on Form 8-K, filed on June 6, 2013).

10.29#	OncoSec Medical Incorporated 2011 Stock Incentive Plan (incorporated by reference to our Registration Statement on Form S-8, filed on August 29, 2011, File No. 333-176537)

10.30#	Amendment No. 1 to the OncoSec Medical Incorporated 2011 Stock Incentive Plan (incorporated by reference to our Registration Statement on Form S-8, filed on May 21, 2013, File No. 333-188726)

10.31++	Form of Securities Purchase Agreement

10.32++	Placement Agent Agreement, dated August 16, 2013, by and between OncoSec Medical Incorporated and H.C. Wainwright & Co., LLC

21.1	Subsidiaries of the registrant (incorporated by reference to our Registration Statement on Form S-1, filed on July 25, 2011, file no. 333-177579)

23.1++	Consent from Independent Registered Public Accounting Firm, Mayer Hoffman McCann P.C.

23.2	Letter of Consent from McDonald Carano Wilson LLP (included in Exhibit 5.1 filed herewith)

24.1++	Power of Attorney

101.INS++	XBRL Instant Document

101.SCH++	XBRL Taxonomy Extension Schema Document

101.CAL++	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF++	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB++	XBRL Taxonomy Extension Label Linkbase Document

101.PRE++	BRL Taxonomy Extension Presentation Linkbase Document

# Management contract or compensatory plan or arrangement.

* Confidential treatment has been granted or requested with respect to portions of this exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 and these confidential portions have been redacted from the filing that is incorporated by reference. A complete copy of this exhibit, including the redacted terms, has been separately filed with the Securities and Exchange Commission.

++ Previously filed. In accordance with Regulation S-T, the XBRL-related information in Exhibit 101 to this Registration Statement on Form S-1 shall be deemed to be “furnished” and not “filed.”

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on September 17, 2013.

ONCOSEC MEDICAL INCORPORATED

	By:	/s/ Punit Dhillon
Date: September 17, 2013		Punit Dhillon
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	SIGNATURE	TITLE	DATE

	/s/ Punit Dhillon	President and Chief Executive Officer (Principal Executive Officer)	September 17, 2013
Punit Dhillon

	*	Chief Financial Officer (Principal Financial and Accounting Officer)	September 17, 2013
Veronica Vallejo

	*	Director	September 17, 2013
Dr. James DeMesa

	*	Director	September 17, 2013
Dr. Avtar Dhillon

	*	Director	September 17, 2013
Dr. Anthony Maida, III

*By:	/s/ Punit Dhillon
Punit Dhillon
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1	Certificate of Incorporation of Netventory Solutions, Inc. (incorporated by reference to our Registration Statement on Form S-1, filed on September 3, 2008)

3.2	Amended and Restated Bylaws (incorporated by reference to our Current Report on Form 8-K, filed on March 6, 2012)

3.3	Articles of Merger dated February 9, 2011 (incorporated by reference to our Current Report on Form 8-K, filed on March 3, 2011)

3.4	Certificate of Change dated February 9, 2011 (incorporated by reference to our Current Report on Form 8-K, filed on March 3, 2011)

3.5	Certificate of Correction dated March 9, 2011 (incorporated by reference to our Current Report on Form 8-K, filed on March 14, 2011)

4.1++	Form of Common Stock Purchase Warrant

5.1	Opinion of McDonald Carano Wilson LLP (filed herewith)

10.1*

Asset Purchase Agreement, dated March 14, 2011, by and between OncoSec Medical Incorporated and Inovio Pharmaceuticals, Inc. (incorporated by reference to our Quarterly Report on Form 10-Q, filed on June 14, 2011)

10.2*

Cross-License Agreement, dated March 24, 2011 by and between OncoSec Medical Incorporated and Inovio Pharmaceuticals, Inc. (incorporated by reference to our Quarterly Report on Form 10-Q, filed on June 14, 2011)

10.3#	Employment Agreement with Punit Dhillon dated May 18, 2011 (incorporated by reference to our Quarterly Report on Form 10-Q, filed on June 14, 2011)

10.4#	Employment Agreement with Veronica Vallejo dated May 18, 2011 (incorporated by reference to our Quarterly Report on Form 10-Q, filed on June 14, 2011)

10.5#

Amendment No.1 to Employment Agreement, dated August 2, 2013, by and between OncoSec Medical Incorporated and Veronica Vallejo (incorporated by reference to our Current Report on Form 8-K, filed on August 8, 2013)

10.6	Form of Private Placement Subscription Agreement (incorporated by reference to our Current Report on Form 8-K, filed on March 24, 2011)

10.7	Form of Share Purchase Warrant (incorporated by reference to our Current Report on Form 8-K, filed on March 24, 2011)

10.8

Securities Purchase Agreement, dated June 21, 2011, by and among OncoSec Medical Incorporated and the purchasers identified therein (incorporated by reference to our Registration Statement on Form S-1/A, filed on September 6, 2011, File No. 333-175779)

10.9

Form of Registration Rights Agreement, dated June 24, 2011, by and among OncoSec Medical Incorporated and the purchasers identified therein (incorporated by reference to our Current Report on Form 8-K, filed on June 27, 2011)

10.10

Placement Agent Agreement between Rodman & Renshaw and OncoSec Medical Incorporated dated June 1, 2011, as amended on June 21, 2011 (incorporated by reference to our Registration Statement on Form S-1/A, filed on October 11, 2011, File No. 333-175779)

10.11

Consulting Agreement between Vista Partners LLC and OncoSec Medical Incorporated dated April 27, 2011, as amended on June 6, 2011 (incorporated by reference to our Registration Statement on Form S-1/A, filed on September 6, 2011, File No. 333-175779)

10.12

Amendment to Asset Purchase Agreement, dated September 28, 2011, by and between OncoSec Medical Incorporated and Inovio Pharmaceuticals, Inc. (incorporated by reference to our Current Report on Form 8-K, filed on October 3, 2011)

10.13	Form of Series A Warrant (incorporated by reference to our Current Report on Form 8-K, filed on June 27, 2011)

10.14	Form of Series B Warrant (incorporated by reference to our Current Report on Form 8-K, filed on June 27, 2011)

10.15	Form of Series C Warrant (incorporated by reference to our Current Report on Form 8-K, filed on June 27, 2011)

10.16	Share Purchase Warrant (incorporated by reference to our Current Report on Form 8-K, filed on October 3, 2011)

10.17

Placement Agent Agreement between Rodman & Renshaw and OncoSec Medical Incorporated dated January 23, 2012 (incorporated by reference to our Registration Statement on Form S-1, filed on January 24, 2012, File No. 333-179146)

10.18	Form of Securities Purchase Agreement (incorporated by reference to our Registration Statement on Form S-1/A, filed on March 12, 2012, File No. 333-179146)

10.19	Form of Common Stock Purchase Warrant (incorporated by reference to our Registration Statement on Form S-1/A, filed on March 12, 2012, File No. 333-179146)

10.20	Amendment Agreement to Placement Agent Agreement, dated March 12, 2012 (incorporated by reference to our Registration Statement on Form S-1/A, filed on March 12, 2012, File No. 333-179146)

10.21	Form of Common Stock Purchase Warrant (incorporated by reference to our Current Report on Form 8-K, filed on March 29, 2012)

10.22

Securities Purchase Agreement, dated March 23, 2012, by and among Oncosec Medical Incorporated and each purchaser identified on the signature pages thereto (incorporated by reference to our Current Report on Form 8-K, filed on March 29, 2012)

10.23

Second Amendment to Asset Purchase Agreement, dated March 24, 2012, by and between OncoSec Medical Incorporated and Inovio Pharmaceuticals, Inc. (incorporated by reference to our Current Report on Form 8-K, filed on March 29, 2012)

10.24	Common Stock Purchase Warrant (issued to Inovio Pharmaceuticals on March 24, 2012) (incorporated by reference to our Current Report on Form 8-K, filed on March 29, 2012)

10.25

Placement Agent Agreement, dated November 16, 2012, between Dawson James Securities, Inc. and OncoSec Medical Incorporated (incorporated by reference to our Registration Statement on Form S-1/A, filed on November 19, 2012, File No. 333-183544)

10.26	Form of Securities Purchase Agreement (incorporated by reference to our Current Report on Form 8-K, filed on December 19, 2012)

10.27	Form of Common Stock Purchase Warrant (incorporated by reference to our Current Report on Form 8-K, filed on December 19, 2012)

10.28

Standard Industrial Lease, dated May 31, 2013, by and between OncoSec Medical Incorporated and H.G. Fenton Property Company (incorporated by reference to our Current Report on Form 8-K, filed on June 6, 2013).

10.29#	OncoSec Medical Incorporated 2011 Stock Incentive Plan (incorporated by reference to our Registration Statement on Form S-8, filed on August 29, 2011, File No. 333-176537)

10.30#	Amendment No. 1 to the OncoSec Medical Incorporated 2011 Stock Incentive Plan (incorporated by reference to our Registration Statement on Form S-8, filed on May 21, 2013, File No. 333-188726)

10.31++	Form of Securities Stock Purchase Agreement

10.32++	Placement Agent Agreement, dated August 16, 2013, by and between OncoSec Medical Incorporated and H.C. Wainwright & Co, LLC

1

21.1	Subsidiaries of the registrant (incorporated by reference to our Registration Statement on Form S-1, filed on July 25, 2011, file no. 333-177579)

23.1++	Consent from Independent Registered Public Accounting Firm, Mayer Hoffman McCann P.C.

23.2	Letter of Consent from McDonald Carano Wilson LLP (included in Exhibit 5.1 filed herewith)

24.1++	Power of Attorney

101.INS++	XBRL Instant Document

101.SCH++	XBRL Taxonomy Extension Schema Document

101.CAL++	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF++	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB++	XBRL Taxonomy Extension Label Linkbase Document

101.PRE++	BRL Taxonomy Extension Presentation Linkbase Document

# Management contract or compensatory plan or arrangement.

* Confidential treatment has been granted or requested with respect to portions of this exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 and these confidential portions have been redacted from the filing that is incorporated by reference. A complete copy of this exhibit, including the redacted terms, has been separately filed with the Securities and Exchange Commission.

++ Previously filed. In accordance with Regulation S-T, the XBRL-related information in Exhibit 101 to this Registration Statement on Form S-1 shall be deemed to be “furnished” and not “filed.”